EXHIBIT 24.2

           CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the use in the Registration Statement of Entropin, Inc. on Form SB-2 of our report dated February 4, 1999, except for Note 9, as to which the date is March 24, 1999, relating to the balance sheet of Entropin, Inc. as of December 31, 1997 and 1998 and the related statements of operations, stockholders' equity and cash flows for the years then ended and for the period from August 27, 1984 (inception) through December 31, 1998. We also consent to the reference to us under the heading "Experts" in such Prospectus.



                                        /S/ CAUSEY DEMGEN & MOORE INC.
Denver, Colorado                        CAUSEY DEMGEN & MOORE INC.
December 20, 1999